Rise Gold Provides Litigation Update

Grass Valley, California--(Newsfile Corp. - May 8, 2026) - Rise Gold Corp. (CSE: RISE) (OTCQB: RYES) (the "Company") announces that the Superior Court of California for the County of Nevada (the "Court") has denied the Company's Writ of Mandamus (the "Writ") asking the Court to compel the Board of Supervisors of Nevada County (the "Board") to follow applicable law and grant Rise recognition of its vested right to operate the Idaho-Maryland Mine (the "I-M Mine").

The Court ruled that Rise met its burden to show that a constitutional right to mine the I-M Mine without a permit vested when Nevada County (the "County") established its zoning code in 1954.

The Court acknowledged further that "the County has the burden of proving abandonment [of the vested right] by clear and convincing evidence." Under precedence established by the California Supreme Court in Hansen Bros. Enterprises, Inc. v. Bd. of Supervisors: "[A]bandonment of a nonconforming use ordinarily depends upon a concurrence of two factors: (1) An intention to abandon; and (2) an overt act, or failure to act, which carries the implication the owner does not claim or retain any interest in the right to the nonconforming use."

In June of 1955, the directors of the Idaho Maryland Mine Corporation wrote to shareholders: "Nothing has occurred to alleviate the predicament in which the gold miner is placed by trying to meet 1955 costs with a 1934 price for his product," yet stated: "Throughout its tenure your management has diligently worked toward one major goal, that of judiciously employing operating funds to such a degree that continuation of operations at Grass Valley might be assured."

In 1956, the company sold equipment to repay debt and back taxes in order to preserve ownership of the mineral estates and the surface properties required to mine it. At a meeting of the directors in 1959, the secretary stated "that the Corporation holds certain mineral rights in Nevada County which are not contiguous to the bulk of its mineral rights in that area and that former President, Bert C. Austin, had expressed the opinion such mineral rights have no potential value to the Corporation. It was the recommendation of Mr. Austin that the Corporation relinquish these rights which would result in a saving of property tax." The only value mineral rights ever have is the prospect of mining them in the future.

Despite the documented evidence of the directors' intentions, the Court ruled that it "assigns minimal weight/value to the circumstantial evidence cited by Petitioner in support of its contentions, and ultimately declines to make the inference suggested by Petitioner, i.e., that the Corporation undertook all the sales activities noted above to preserve its vested mining rights and its right to mine in the future. Simply stated, there was insufficient credible, compelling and non-speculative evidence to support Petitioner's suggested inference." Deeming Rise's evidence to be circumstantial, the Court ruled that "the Idaho- Maryland Mine Corporation (Corporation) abandoned any vested mining right by no later than 1963."

David Watkinson, CEO of Rise Gold, reacted: "The Court erred in at least three ways. First, the judge ignored the hard evidence that the Company had sold its equipment to preserve the property intact until the economics of gold mining improved. Virtually all operating gold mines in the U.S. shut down in the U.S. in the mid-1950's due to the fixed price of gold at $35 per ounce by the U.S. government and rising labor and supply costs after World War II, making gold mining operations uneconomic. The gold price was fixed in the U.S. from 1934 until the country went off the Gold Standard in the 1970's. Second, the Court admitted that Rise was not required to present any evidence at all-it is the County that is required to prove an intent to abandon the right to mine, and by clear and convincing evidence, yet the County presented no evidence at all with regards to intent, it simply deduced intent from circumstantial evidence. Hard evidence was presented to the Court showing the intent of the mine owners to resume mining operations should the gold price improve to the point where economic operations could resume. Third, Constitutional rights do not fade away-they must be abandoned at a specific point in time. The Court's ruling that the vested right was abandoned 'by no later than 1963' violates this core constitutional principle."

The Company plans to appeal the Court's ruling. Superior Court judges in California are elected to their positions. Appellate judges are nominated by the governor to serve twelve-year terms.

Should the Company's Writ fail on appeal, Rise's mineral estate will lose all value, which will allow Rise to bring a takings action against the County under the Fifth Amendment of the U.S. Constitution. The remedy for an unconstitutional taking is the payment of just compensation, which is the fair market value of the property taken. Based on comparable mines and historic yield at the Idaho-Maryland Mine, Rise's mineral estate is conservatively estimated to be worth at least $400 million.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

For further information, please contact:

RISE GOLD CORP.

345 Crown Point Circle, Suite 600

Grass Valley, CA 95945

T: (530) 271-0679 Ext. 101
ceo@risegoldcorp.com
www.risegoldcorp.com

The CSE has not reviewed, approved, or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.

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